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                                                                      Exhibit j

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 34 to Registration Statement No. 811-5034 of CitiFunds Tax Free Income Trust of our reports each dated February 1, 2001 of Citi National Tax Free Income Fund, Citi California Tax Free Income Fund and Citi New York Tax Free Income Fund (collectively "the Funds") appearing in the annual reports to shareholders of the Funds for the year ended December 31, 2000, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information both of which are part of such Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts
July 11, 2001